EXHIBIT 99.1

UTMD Reports Financial Performance for Third Calendar Quarter and Nine Months 2021

Contact: Crystal Rios (801) 566-1200	October 26, 2021

Salt Lake City, Utah – The third calendar quarter (3Q) of 2021 financial results continued to demonstrate Utah Medical Products, Inc.’s (Nasdaq: UTMD’s) recovery after a time when there were restrictions on so-called nonessential medical procedures during the COVID-19 pandemic. Because of the unusual dip in 2020 demand for its devices, UTMD management continues to report quarterly income statement results compared to the same periods not only in 2021 compared to 2020, but also compared to 2019. The Company is exceeding its stated objective in 2021 to try to fully recover back to its 2019 financial performance. Please see the income statements for all three years on the last page.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following summary comparison of 3Q and first nine months (9M) of 2021 with 3Q and 9M 2020 income statement measures demonstrates UTMD’s excellent recovery, despite many new challenges:

	3Q	9M
2021 to 2020 Comparison	(July – September)	(January-September)
Revenues (Sales):	+ 20%	+ 20%
Gross Profit (GP):	+ 24%	+ 25%
Operating Income (OI):	+ 42%	+ 46%
Income Before Tax (EBT):	+ 44%	+ 45%
Net Income (NI):	+ 43%	+ 44%
Earnings Per Share (EPS):	+ 43%	+ 45%

As longer-term UTMD stockholders appreciate, the above dramatic increases resulted from comparing 2021 financial results with the former depressed COVID-19 pandemic year in which so-called “nonessential” medical procedures using UTMD’s devices were restricted by government fiat.  Perhaps the following comparison of 3Q and first nine months (9M) of 2021 with 3Q and 9M 2019, prior to the 2020 pandemic year, might be more meaningful:

	3Q	9M
2021 to 2019 Comparison	(July – September)	(January-September)
Revenues (Sales):	+ 1%	+ 3%
Gross Profit (GP):	+ 9%	+ 5%
Operating Income (OI):	+ 17%	+ 6%
Income Before Tax (EBT):	+ 16%	+ 6%
Net Income (NI):	+ 14%	+ 3%
Earnings Per Share (EPS):	+ 16%	+ 5%

The above increases in NI and EPS according to U.S. Generally Accepted Accounting Principles (US GAAP) in both 9M 2021 and 9M 2020 (but not in 3Q 2021 or 3Q 2020, nor in 3Q 2019 and 9M 2019) were affected by long term deferred tax liability (DTL) increases on the balance of Femcare identifiable intangible assets (IIA) due to future changes enacted in UK tax rates. As stockholders may remember, the DTL was initiated as of the 2011 acquisition of Femcare because the expense from amortizing Femcare IIA, most of which is occurring over a fifteen year time span from the acquisition date, is not tax-deductible in the UK. According to US GAAP, the future tax impact of a change in DTL must be recognized in the quarter in which a tax law change is enacted. In 2Q 2020, a $225 increase in deferred UK taxes over the next six years occurred because the UK decided to not reduce its corporate income tax rate from 19% to 17% beginning in 2Q 2020, as was previously enacted. This year in 2Q 2021, another $390 increase in DTL over the remaining five years occurred because in June 2021, UK parliament ratified the Finance Minister’s plan to increase the UK corporate income tax rate from 19% to 25% beginning on April 1, 2023, which affects the deferred taxes for IIA to be amortized after April 1, 2023 until fully amortized as of 1Q 2026.

UTMD management believes that the presentation of results excluding the unfavorable deferred tax liability adjustments to its 9M 2021 and 9M 2020 income tax provisions provide meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results. The non-US GAAP exclusion only affects Net Income and Earnings Per Share.

Excluding the 2Q 2020 and 2Q 2021 deferred tax liability increases and resulting “one-time” tax provision increases due to the UK income tax rate changes, the resulting non-US GAAP 9M NI and EPS changes follow:

9M 2021 to 9M 2020
(January-September)
NI (non-US GAAP):	+ 45%
EPS (non-US GAAP):	+ 46%

In brief, the 3Q and 9M 2021 financial results continue to confirm that, after surviving a depression in its business in 2020, UTMD is back on track, notwithstanding possible future restrictions on healthcare which benefits from the use of UTMD’s medical devices, or other consequences of recent government policies that are having a negative impact on the free market, medical device industry and small businesses in particular.

Sales in all product categories and almost all distribution channels were up substantially in 3Q and 9M 2021 compared to the same periods in 2020. Sales invoiced in foreign currencies, which represented 27% of total consolidated sales (when expressed in USD) during both 3Q 2021 and 9M 2021, were helped by a weaker USD.  Consolidated USD sales in 3Q were 0.7% higher, and in 9M 2021 were 1.9% higher, to that which would have resulted using the same foreign currency exchange (FX) rates as in the prior year’s same periods (“constant currency sales”).

Profit margins in 3Q and 9M 2021 compared to 3Q and 9M 2020 follow:

	3Q 2021 (Jul – Sep)	3Q 2020 (Jul – Sep)	9M 2021 (Jan – Sep)	9M 2020 (Jan – Sep)
Gross Profit Margin (GP/ sales):	64.2%	62.0%	63.1%	60.6%
Operating Income Margin (OI/ sales):	40.6%	34.2%	38.0%	31.3%
Net Income Margin (US GAAP)	33.5%	28.0%	29.5%	24.5%
Net Income Margin (Non-US GAAP, B4 DTL Adj):	33.5%	28.0%	30.6%	25.2%

Note:  The Net Income Margin is NI, after subtracting a provision for taxes, divided by sales.

In 2020, because the Company did not make drastic cuts to its operating overheads to try to match the lower sales activity, profit margins suffered relative to UTMD’s performance in prior years, but still remained very solid in regard to UTMD’s ability to remain viable during the pandemic. The decision to not cut back was based on management’s belief that most overhead expenses represented critical resources needed to support the business as it was expected to recover, together with the comfort of UTMD’s cash reserves.  Profit margins in 2021 have returned to levels more consistent with longer term management expectations.

UTMD’s September 30, 2021 Balance Sheet, in the absence of debt, continued to strengthen. Ending Cash and Investments were $64.3 million on September 30, 2021 compared to $51.6 million on December 31, 2020, after paying $3.1 million in cash dividends to stockholders during 9M 2021.  UTMD’s cash balance increased $18 million, or $4.94/ outstanding share at September 30, 2021 from one year earlier, after paying $1.14/ share during that same twelve month period. Stockholders’ Equity (SE) increased $7.2 million in the nine month period from December 31, 2020 despite the fact that dividends reduce SE.  Compared to September 30, 2020, one year earlier, SE increased $11.6 million.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 3Q 2021 compared to the end of calendar year 2020 and the end of 3Q 2020 follow:

	9-30-21	12-31-20	Change	9-30-20	Change
GBP	1.34676	1.36631	(1.4%)	1.29175	4.3%
EUR	1.15770	1.22281	(5.3%)	1.17238	(1.3%)
AUD	0.72284	0.77079	(6.2%)	0.71614	0.9%
CAD	0.78908	0.78406	0.6%	0.75056	5.1%

Revenues (sales) -3Q 2021

Total consolidated 3Q 2021 UTMD worldwide (WW) sales were $2,094 (+20.0%) higher than in 3Q 2020. Constant currency sales were $2,006 (+19.1%) higher. U.S. domestic sales were 11% higher and outside the U.S. (OUS) sales were 37% higher. Without the help of a weaker USD in converting foreign currency sales, OUS sales were 34% higher (i.e. constant currency sales). In 3Q 2021, after lagging in 1H 2021 improvement, OUS sales began to catch up with U.S. domestic sales. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic U.S. sales in 3Q 2021 were $7,749 compared to $6,950 in 3Q 2020.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct other device sales, representing 48% of total domestic sales, were $277 (+8%) higher in 3Q 2021 than in 3Q 2020. OEM sales, representing 32% of total domestic sales, were $704 (+40%) higher. Direct Filshie device sales, representing 20% of total domestic sales, were $182 (10%) lower in 3Q 2021 compared to 3Q 2020.

OUS sales in 3Q 2021 were 37% higher at $4,823 compared to $3,528 in 3Q 2020. The increase in USD-denominated OUS sales was enhanced as a result of a weaker USD which added $88 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 3Q 2021 and 3Q 2020 for revenue purposes follow:

	3Q 2021	3Q 2020	Change
GBP	1.3785	1.2948	+ 6.5%
EUR	1.1793	1.1729	+ 0.6%
AUD	0.7348	0.7144	+ 2.9%
CAD	0.7941	0.7513	+ 5.7%

The weighted average favorable impact on 3Q 2021 foreign currency OUS sales was 2.7%, increasing reported USD sales by $88 relative to the same foreign currency sales in 3Q 2020.  In constant currency terms, foreign currency sales in 3Q 2021 were 48% higher than in 3Q 2020. The portion of OUS sales invoiced in foreign currencies in USD terms were 27% of total consolidated 3Q 2021 sales compared to 21% in 3Q 2020.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user OUS 3Q 2021 sales in USD terms were 9% higher in Ireland, 8% lower in Canada, 4% higher in France and 38% higher in the UK than in 3Q 2020. Direct to end-user sales in Australia, which included New Zealand in 3Q 2021 but not in 3Q 2020, were 23% higher. Sales to OUS distributors were 56% higher in 3Q 2021 than in 3Q 2020.

Sales -9M 2021

Total consolidated 9M 2021 UTMD worldwide (WW) sales were $5,972 (+19.8%) higher than in 9M 2020. Constant currency sales were $5,303 (+17.6%) higher than in 9M 2020. U.S. domestic sales were 19% higher and OUS sales were 21% higher. Without the help of a weaker USD in converting foreign currency sales, OUS sales were 15% higher.

Domestic U.S. sales in 9M 2021 were $22,555 compared to $18,906 in 9M 2020.  Direct other device sales, representing 48% of total domestic sales, were $1,229 (+13%) higher in 9M 2021 than in 9M 2020. OEM sales, representing 31% of total domestic sales, were $2,350 (+50%) higher. Direct Filshie device sales, representing 21% of total domestic sales, were $69 (+2%) higher in 9M 2021 compared to 9M 2020.

OUS sales in 9M 2021 were 21% higher at $13,585 compared to $11,262 in 9M 2020. The increase in USD-denominated OUS sales was enhanced as a result of a weaker USD which added $669 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 9M 2021 and 9M 2020 for revenue purposes follow:

	9M 2021	9M 2020	Change
GBP	1.3860	1.2793	+ 8.3%
EUR	1.1957	1.1276	+ 6.0%
AUD	0.7584	0.6773	+12.0%
CAD	0.7985	0.7449	+ 7.2%

The weighted-average favorable impact on 9M 2021 foreign currency OUS sales was 7.4%, increasing reported USD sales by $669 relative to the same foreign currency sales in 9M 2020.  In constant currency terms, OUS sales in 9M 2021 were 14.7% higher than in 9M 2020. The portion of OUS sales invoiced in foreign currencies in USD terms was 27% of total consolidated 9M 2021 sales compared to 21% in 9M 2020. Direct to end-user OUS 9M 2021 sales in USD terms were 20% higher in Ireland, 2% higher in Canada, 19% higher in France and 24% higher in the UK.  Direct to end-user sales in Australia, which included New Zealand in 9M 2021 but not in 9M 2020, were 29% higher. Sales to OUS distributors were 22% higher in 9M 2021 than in 9M 2020.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers. UTMD’s GP was $1,576 (+24.3%) higher in 3Q 2021 than in 3Q 2020, and $4,522 (+24.7%) higher in 9M 2021 than in 9M 2020.  The primary contribution to an expanded GP Margin (GPM) was much greater dilution of fixed manufacturing overhead costs by 20% higher sales in both 3Q 2021 and 9M 2021. The greater percentage increase in GP than in sales is due to the ability to leverage fixed costs. Incremental direct labor costs did increase as a result of inflationary pressure on wages and competition for a limited number of people currently seeking work. Also during 3Q 2021, UTMD continued to experience double-digit percentage cost increases in a number of raw materials, as well as in the freight cost to receive the materials. The growing administrative burden of compliance with regulatory requirements, particularly OUS, continues to pressure UTMD’s GPM. Managing variable manufacturing costs will continue to be a significant challenge.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. After subtracting OE from substantially higher 3Q and 9M 2021 GP, OI in 3Q 2021 was $5,098 compared to $3,588 in 3Q 2020, an increase of 42.1%, and was $13,750 in 9M 2021 compared to $9,428 in 9M 2020, an increase of 45.8%. Despite OE in USD being slightly higher in 2021 than in the same 2020 time periods, as shown in the table below, the period-to-same-period increases in 2021 GP were further leveraged as a result of substantially better OE absorption (lower percentage of sales).

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 3Q and 9M 2021 compared to the same periods in 2020 by OE category:

OE Category	3Q 2021	% of sales	3Q 2020	% of sales	9M 2021	% of sales	9M 2020	% of sales
S&M:	$324	2.6	$352	3.4	$1,071	3.0	$1,195	4.0
G&A:	2,524	20.1	2,432	23.2	7,598	21.0	7,285	24.2
R&D:	126	1.0	125	1.2	385	1.1	375	1.2
Total OE:	2,974	23.7	2,909	27.8	9,054	25.1	8,855	29.4

Although a weaker USD helped increase consolidated USD sales in 2021, it also helped increase the USD-denominated OE of UTMD’s foreign subsidiaries by $49 in 3Q 2021 and $221 in 9M 2021. The following table summarizes “constant currency” OE in 3Q and 9M 2021 compared to the same periods in 2020 by OE category:

OE Category	3Q 2021 const FX	3Q 2020	9M 2021 const FX	9M 2020
S&M:	$321	$352	$1,049	$1,195
G&A:	2,478	2,432	7,400	7,285
R&D:	126	125	384	375
Total OE:	2,925	2,909	8,833	8,855

In other words, 9M 2021 OE converted to USD at the same FX rate were actually somewhat lower than in 9M 2020.  Holding OE constant while dramatically increasing revenues with a higher GPM had a huge favorable impact on OI.

The change in FX rates increased 3Q 2021 OUS S&M expense by $3, and 9M 2021 OUS S&M expense by $23. The lower constant currency S&M expenses were due primarily to a reduction of one sales representative in the U.S.

A division of G&A expenses by location follows. G&A expenses include non-cash expenses from the amortization of IIA associated with the Filshie Clip System, which is also separated out below:

G&A Exp Category	3Q 2021	% of sales	3Q 2020	% of sales	9M 2021	% of sales	9M 2020	% of sales
IIA Amort- UK:	$548	4.4	$516	4.9	$1,654	4.6	$1,523	5.0
IIA Amort– CSI:	1,105	8.8	1,105	10.5	3,316	9.2	3,316	11.0
Other– UK:	158		158		470		451
Other– US:	550		510		1,663		1,564
IRE:	74		72		235		198
AUS:	48		38		136		126
CAN:	41		33		124		106
Total G&A:	2,524	20.1	2,432	23.2	7,598	21.0	7,284	24.1

About two-thirds of G&A expenses in all periods above were from the non-cash expense of amortizing IIA related to the Filshie Clip System. OUS G&A expenses were $869 in 3Q 2021 compared to $817 in 3Q 2020. OUS G&A expenses were $2,619 in 9M 2021 compared to $2,405 in 9M 2020.  The table below identifies constant currency OUS G&A expenses for 3Q and 9M 2021 compared to the same periods in 2020:

G&A Exp Category	3Q 2021 const FX	3Q 2020	9M 2021 const FX	9M 2020
IIA Amort- UK:	$515	$516	$1,528	$1,524
Other– UK:	149	158	434	451
IRE:	74	72	222	198
AUS:	47	38	122	126
CAN:	38	33	116	106
Total G&A:	823	817	2,422	2,405

Period to period product development (R&D) expenses varied slightly depending on specific project costs. Since almost all R&D is being carried out in the U.S., there was negligible FX rate impact.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 3Q 2021 EBT was $5,157 (41.0% of sales) compared to $3,588 (34.2% of sales) in 3Q 2020. Consolidated 9M 2021 EBT was $13,880 (38.4% of sales) compared to $9,553 (31.7% of sales) in 9M 2020.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 3Q 2021 was $59 compared to $1 NOI in 3Q 2020. Net NOI in 9M 2021 was $130 compared to $126 NOI in 9M 2020.  UTMD realized a $13 remeasured currency balance loss in 9M 2021 compared to a $41 gain in 9M 2020, and despite higher cash balances in 2021 compared to 2020, UTMD received $32 less in interest income. Those differences were offset by NOI generated in Ireland from renting unused warehouse space to a third party, yielding 9M 2021 NOI slightly higher than in 9M 2020.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2021 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $7,024 compared to $5,432 in 3Q 2020.

Adjusted consolidated EBITDA was $19,495 in 9M 2021 compared to $15,004 in 9M 2020. Adjusted consolidated EBITDA for the previous four calendar quarters (TTM) was $25,616 as of September 30, 2021.

Based on the better than previously projected 3Q 2021 operating results, management expects adjusted consolidated EBITDA of more than $26 million for the full year 2021, and $28 million in 2022.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 55.9% in 3Q 2021 compared to 51.8% in 3Q 2020.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 53.9% in 9M 2021 compared to 49.7% in 9M 2020.

Achieving substantially higher revenues with an expanded GPM while keeping operating expenses about the same obviously had an extremely positive effect on this key profitability metric.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its recovery from 2020.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	3Q 2021	3Q 2020	9M 2021	9M 2020
EBT	$5,157	$3,588	$13,880	$9,553
Depreciation Expense	157	160	483	495
Femcare IIA Amortization Expense	548	517	1,653	1,523
CSI IIA Amortization Expense	1,105	1,105	3,316	3,316
Other Non-Cash Amortization Expense	9	12	27	37
Stock Option Compensation Expense	41	49	123	121
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	7	2	13	(41)
UTMD non-US GAAP EBITDA:	$7,024	$5,433	$19,495	$15,004

Note

All UTMD income statement measures from GP through EBT (and including non-US GAAP adjusted consolidated EBITDA above) for both 2021 and 2020 time periods were unaffected by the enacted changes in the UK corporate income tax rate.

Net Income (NI)

NI in 3Q 2021 of $4,206 (33.5% of sales) was 43.4% higher than NI of $2,933 (28.0% of sales) in 3Q 2020. US GAAP NI in 9M 2021 of $10,656 (29.5% of sales) was 44.3% higher than the US GAAP NI of $7,386 (24.5% of sales) in 9M 2020.

NI per US GAAP in both 9M periods was affected by an additional tax provision expense required to be recorded in the quarter in which a tax change is enacted, as a result of an adjustment to UTMD’s deferred tax liability (DTL).  The DTL results from the tax effect of not being able to deduct remaining future amortization expense of Femcare IIA.  In 2Q 2020, because the UK reset its corporate tax rate from 17%

to 19% going forward, it caused UTMD to have to book an additional $225 in income taxes that represented the additional tax which would be paid in the UK over the remaining six year life of the 2011 Femcare acquisition IIA, based on a 19% rate. In 2Q 2021, because the UK reset its corporate tax rate from 19% to 25% beginning with 2Q 2023, it caused UTMD to have to book an additional $390 in its 2Q 2021 income tax provision that represents the additional tax which will be paid in the UK over the then remaining five year life of the 2011 Femcare acquisition IIA. Excluding the $390 DTL increase in 2Q 2021 and the $225 DTL increase in 2Q 2020, both of which reduced 9M NI by those same amounts, 9M 2021 non-US GAAP NI was $11,047 (30.6% of sales), 45.1% higher than 9M 2020 non-US GAAP NI of $7,611 (25.2% of sales).

The average consolidated income tax provisions (as a % of the same period EBT) per US GAAP in 3Q 2021 and 3Q 2020 were 18.4% and 18.3% respectively, and were 23.2% and 22.7% in 9M 2021 and 9M 2020 respectively. As the 9M tax rates for both 2021 and 2020 periods are not directly related to EBT generated in the same periods, UTMD provides the following tax rates excluding the 2Q 2021 $390 tax provision adjustment and the 2Q 2020 $225 income tax provision adjustment: The resulting non-GAAP income tax provision rates were 20.4% for 9M 2021 and 20.3% for 9M 2020.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. UTMD has consistently paid millions of dollars in income taxes annually. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Diluted EPS in 3Q 2021 were $1.150 compared to $0.803 in 3Q 2020, a 43.2% increase.  US GAAP diluted EPS in 9M 2021 were $2.915 compared to $2.008 in 9M 2020, a 45.2% increase.  Excluding the “one-time” income tax provision increases due to the DTL adjustments, non-US GAAP diluted EPS in 9M 2021 were $3.021 compared to $2.069 in 9M 2020, a 46.0% increase. The increases in EPS were substantial as a result of the improvement in operating results. Diluted shares were 3,657,733 in 3Q 2021 compared to 3,653,500 in 3Q 2020.  The higher diluted shares in 3Q 2021 were the result of employee options exercised, offset by a slightly lower dilution factor for unexercised options.

The number of shares used for calculating 3Q 2021 EPS was higher than September 30, 2021 outstanding shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of 3Q 2021 were 3,648,984 compared to 3,643,035 at the end of calendar year 2020. The difference was due to 5,949 shares in employee option exercises during 9M 2021. For comparison, outstanding shares were 3,640,371 at the end of 3Q 2020. The total number of outstanding unexercised employee and outside director options at September 30, 2021 was 59,869 at an average exercise price of $68.74, including shares awarded but not yet vested.  This compares to 71,700 unexercised option shares at the end of 3Q 2020 at an average exercise price of $65.80/ share, including shares awarded but not vested.

The number of shares added as a dilution factor for 3Q 2021 was 10,933 compared to 11,130 in 3Q 2020. The number of shares added as a dilution factor for 9M 2021 was 10,685 compared to 14,514 in 9M 2020. In March 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options have been awarded to date in 2021.  UTMD paid $1,039 ($0.285/share) in dividends to stockholders in 3Q 2021 compared to $1,020 ($0.280/ share) paid in 3Q 2020. Dividends paid to stockholders during 3Q 2021 were 25% of NI. UTMD paid $3,116 ($0.285/share) in dividends to stockholders in 9M 2021 compared to $3,097 ($0.280/ share) paid in 9M 2020. The increase in the per share dividend was partially offset by share repurchases in 2020. Dividends paid to stockholders during 9M 2021 were 28% of non-US GAAP NI.

In March 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. In September 2020, UTMD repurchased 7,000 shares at $78.67/ share.  No shares have been repurchased to date in 2021. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 3Q 2021 was $92.84, up from the closing price of $85.04 at the end of 2Q 2021, and the closing price of $84.30 at the end of 2020.

Balance Sheet.

At September 30, 2021 compared to the end of 2020, UTMD’s cash and investments increased $12.7 million to $64.3 million primarily as a result of operating EBITDA less a $3.1 million payment of cash dividends to stockholders, plus some changes in working capital including increases in both accounts receivable from the higher sales activity and current liabilities from higher production activity. At September 30, 2021, Net Intangible Assets decreased to 27.5% of total consolidated assets from 34.1% on December 31, 2020 despite a weaker USD which raises the USD value of Femcare’s GBP IIA.

Financial ratios as of September 30, 2021 which may be of interest to stockholders follow:

1)Current Ratio = 15.1

2)Days in Trade Receivables (based on 3Q 2021 sales activity) = 34.5

3)Average Inventory Turns (based on 3Q 2021 CGS) = 2.9

4)2021 YTD ROE (before dividends) = 14%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 3Q 2021 SEC Form 10-Q will be filed on or before November 15, 2021, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (three months ended September 30)

(in thousands except earnings per share):

	3Q 2021	3Q 2020	Percent Change	3Q 2019
Net Sales	$ 12,572	$10,479	20.0%	$ 12,494
Gross Profit	8,073	6,497	24.3%	7,379
Operating Income	5,098	3,588	42.1%	4,371
Income Before Tax	5,157	3,588	43.7%	4,448
Net Income (US GAAP)	4,206	2,933	43.4%	3,705
Earnings Per Share (US GAAP)	$1.150	$ .803	43.2%	$ .991
Shares Outstanding (diluted)	3,658	3,654		3,737

INCOME STATEMENT, First Nine Months (nine months ended September 30)

(in thousands except earnings per share):

	9M 2021	9M 2020	Percent Change	9M 2019
Net Sales	$ 36,140	$ 30,168	19.8%	$ 35,073
Gross Profit	22,804	18,283	24.7%	21,652
Operating Income	13,750	9,428	45.8%	12,954
Income Before Tax	13,880	9,553	45.3%	13,150
Net Income before DTL adjust	11,047	7,611	45.1%	10,369
Net Income (US GAAP)	10,656	7,386	44.3%	10,369
EPS before DTL adjustment	$ 3.021	$ 2.069	46.0%	$ 2.774
EPS (US GAAP)	$ 2.915	$ 2.008	45.2%	$ 2.774
Shares Outstanding (diluted)	3,656	3,678		3,738

BALANCE SHEET

(in thousands)	(unaudited) SEP 30, 2021	(unaudited) JUN 30, 2021	(audited) DEC 31, 2020	(unaudited) SEP 30, 2020
Assets
Cash & Investments	$64,321	$59,506	$51,590	$46,294
Accounts & Other Receivables, Net	4,853	4,606	4,104	4,277
Inventories	6,299	6,118	6,222	6,304
Other Current Assets	373	357	346	385
Total Current Assets	75,846	70,587	62,262	57,260
Property & Equipment, Net	10,932	11,168	11,326	11,036
Intangible Assets, Net	32,974	35,039	38,157	38,776
Total Assets	$119,752	$116,794	$111,745	$107,072
Liabilities & Stockholders’ Equity
Accounts Payable	$ 1,026	$ 1,186	$ 788	$ 651
REPAT Tax Payable	237	245	79	79
Other Accrued Liabilities	3,752	3,000	2,924	2,897
Total Current Liabilities	$5,015	$4,431	$3,791	$3,627
Deferred Tax Liability – Intangible Assets	2,196	2,355	2,151	2,132
Long Term Lease Liability Long Term REPAT Tax Payable	343 1,810	322 1,835	335 1,995	346 1,995
Deferred Revenue and Income Taxes	408	486	651	557
Stockholders’ Equity	109,980	107,365	102,822	98,415
Total Liabilities & Stockholders’ Equity	$119,752	$116,794	$111,745	$107,072